NASDAQ: BOKF

For More Information Contact:          Steven Nell
                                       Chief Financial Officer
                                       BOK Financial Corp.
                                       (918) 588-6319

                                       Danny M. Boyd
                                       Corporate Communications Manager
                                       BOK Financial Corp.
                                       (918) 588-6348


                 BOK Financial Reports Record Earnings for 2003
Strong Non-Interest Business Lines Contribute to 13th Consecutive Year of Growth

     TULSA, Okla. (Wednesday, Jan. 28, 2004)--BOK Financial Corporation reported record annual earnings for the 13th consecutive year as strong performance from non-interest lines of business continued to support growth. The Tulsa-based financial services company reported net income for 2003 of $158.4 million, or $2.45 per share, compared with $147.9 million, or $2.37 per share, in 2002. Net income has grown each year since the company was founded and reported its first annual earnings in 1991.

     Net income for the fourth quarter of 2003 was $35.3 million, or 55 cents per share, compared with fourth quarter 2002 net earnings of $38.2 million, or 60 cents per share.

     "Non-interest business lines continued to play a vital role in our success during a period of slow economic growth and the lowest interest rates in 40 years," said President and CEO Stan Lybarger. "Although fourth quarter mortgage banking revenues were adversely affected by the slowdown in refinancing activity, growth in our other revenue sources resulted in solid performance."

     Fees and commission revenue for 2003 increased $49.5 million, or 19 percent, compared with last year. All categories of fee income increased, most notably brokerage and trading revenue, which grew 58 percent, and deposit fees, which rose 21 percent. This growth reflected the company's expanded presence through its Little Rock, Arkansas office and new deposit products.

     Strong revenue growth from fees and commissions continued through the fourth quarter of 2003. Excluding mortgage banking revenue, fees and commissions grew 23 percent. Trust fees rose 32 percent due to growth in trust assets and the addition of Colorado State Bank and Trust, which was acquired in the third quarter of 2003. Brokerage and trading revenue grew 25 percent. Revenue from the company's public finance unit, which is included in other revenue, totaled $2.8 million for the fourth quarter of 2003 compared with $439,000 for the same period of 2002.

     Mortgage banking revenue decreased 50 percent to $7.5 million for the fourth quarter. Revenue from mortgage loan production was $2.5 million in the fourth quarter of 2003 compared with $8.3 million in 2002. Mortgage loans funded totaled $159 million and $356 million for the fourth quarters of 2003 and 2002, respectively. Mortgage servicing revenue was $5.0 million for the fourth quarter of 2003 compared with $6.6 million in 2002. The outstanding balance of mortgage loans serviced decreased to $4.4 billion at Dec. 31, 2003, compared with $5.4 billion at Dec. 31, 2002.

     Net interest revenue for 2003 increased $21.8 million, or 6 percent. This increase resulted from a $1.4 billion increase in average earning assets, reduced by the effects of a lower net interest margin. Net interest margin decreased from 3.70 percent for 2002 to 3.43 percent for 2003 as continued low interest rates reduced the spread between the yield on earning assets and the cost of funds. Net interest margin was 3.39 percent for the fourth quarter of 2003 compared with 3.55 percent a year ago and 3.32 percent for the third quarter of 2003.

     "Our loan growth during the fourth quarter was the strongest in over a year," Lybarger said. "Increased loan demand and improving net interest margin are positive signs for the future."

     Growth in fee revenue and net interest revenue was partially offset by lower gains on financial instruments. Securities gains for 2003 were $7.2 million, compared with $58.7 million in 2002, including net gains on securities held as an economic hedge of mortgage servicing rights of $4.0 million in 2003 and $25.8 million in 2002. Other securities sales and derivatives, which are used primarily in the company's interest rate risk management programs, produced net losses of $5.6 million in 2003, compared to net gains $38.8 million last year.

     The increase in net income for 2003 was aided by a $15.7 million reduction in operating expenses. The provision for impairment of mortgage servicing rights shifted from a $45.9 million expense in 2002 to a $22.9 million recovery in 2003. This shift reflected the effects of changing interest rates over the past two years on the value of mortgage servicing rights. Excluding the provision for mortgage servicing rights, operating expenses increased $53.1 million, or 14 percent, due primarily to increased personnel costs. Personnel costs increased $35.5 million, or 19 percent, including a $14.2 million increase in incentive compensation that varies directly with changes in revenue.

     Total operating expenses for the fourth quarter of 2003 increased $3.3 million, or 3 percent, compared with last year. Personnel costs increased $7.5 million or 15 percent. This increase included $2.4 million from the acquisition of Colorado State Bank and Trust and $2.2 million from incentive compensation that is directly based on revenue growth.

     The company also incurred $1.1 million of compensation costs directly associated with a 5 percent workforce reduction. The positions were eliminated to align staffing levels with business needs. Annual expense savings are expected to exceed $9 million beginning in 2004.

     Credit quality remained stable.  Nonperforming assets were $59.9 million or
0.81 percent of outstanding loans at Dec. 31, 2003, compared with $56.6 million or 0.84 percent of outstanding loans at Dec. 31, 2002. Net charge-offs for the fourth quarter of 2003 decreased to $6.3 million from $6.5 million a year ago. The company recorded an $8.0 million provision for loan losses in the fourth quarter of 2003 compared with $10.0 million in 2002. The allowance for loan losses was 1.73 percent of outstanding loans and 244 percent of nonperforming loans at Dec. 31, 2003, compared with 1.72 percent and 233 percent, respectively, at Dec. 31, 2002.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., broker/dealer BOSC, Inc., and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information visit our website at www.bokf.com.

     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgements relating to, and discussion of the provision and allowance for credit losses involve judgements as to future events and are inherently forward-looking statements. Assessments that BOKF's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOKF has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOKF relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships,
(4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.